Exhibit 5.1

Yvan-Claude Pierre +1 212 479 6721 ypierre@cooley.com

May 11 , 2016

Oncobiologics, Inc.

7 Clarke Drive

Cranbury, New Jersey 08512

Ladies and Gentlemen:

You have requested our opinion, as counsel to Oncobiologics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-209011) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of (i) up to 6,708,334 units (the “Units”) of the Company, including up to 875,000 Units that may be sold pursuant to the exercise of an option to purchase additional Units, with each Unit consisting of one share of common stock, par value $0.01 per share (the “Common Stock”), of the Company (collectively, the “Shares”), one-half of a Series A warrant to purchase one share of Common Stock (collectively, the “Series A Warrants”) and one-half of a Series B warrant to purchase one share of Common Stock (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”), (ii) up to 3,354,167 shares of Common Stock issuable upon exercise of the Series A Warrants (the “Series A Warrant Shares”) and (iii) up to 3,354,167 shares of Common Stock issuable upon exercise of the Series B Warrants (together with the Series A Warrant Shares, the “Warrant Shares”) . All of the Units are to be sold by the Company as described in the Registration Statement and the Prospectus. The Warrants are to be issued pursuant to a Warrant Agreement between the Company and American Stock Trust & Transfer Company, LLC, as warrant agent (the “ Warrant Agreement ”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, as amended, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as filed as an exhibit to the Registration Statement and to be in effect immediately following the closing of the offering contemplated by the Registration Statement, (d) the form of the Warrant Agreement filed as an exhibit to the Registration Statement, including the forms of Series A Warrants and Series B Warrants attached thereto, (e) the form of Unit Certificate filed as an exhibit to the Registration Statement and (f) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the final terms of the sale and issuance of the Units will be authorized by the Board of Directors of the Company or a pricing committee thereof in accordance with Sections 152 and 153 of the General Corporation Law of the State of Delaware (the “DGCL”). We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the law of the State of New York and the DGCL. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that: (i) the Units and the Warrants, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company, subject to applicable bankruptcy, insolvency and

Cooley LLP 1114 Avenue of the Americas New York, NY 10036
t: (212) 479-6000 f: (212) 479-6275 cooley.com

May 11 , 2016

Page Two

similar laws affecting creditors’ rights generally and to equitable principles of general applicability; (ii) the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable; and (iii) the Warrant Shares, when issued and sold by the Company in accordance with the Warrant Agreement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP 1114 Avenue of the Americas New York, NY 10036

t: (212) 479-6000 f: (212) 479-6275 cooley.com